Exhibit 21.1

SUBSIDIARIES OF TERAWULF INC.

The registrant's subsidiaries as of December 31, 2025 are set forth in the list below:

Legal Entity Name	Percentage of Voting Securities Owned Directly or Indirectly by Registrant	Jurisdiction of Organization
Abernathy Data LLC	50.1%	Delaware
Akela Data LLC	100%	Delaware
Akela Data Holdings LLC	100%	Delaware
Beowulf Electricity & Data LLC	100%	Delaware
Beowulf E&D (MD) LLC	100%	Delaware
Beowulf (E&D (NY) LLC	100%	Delaware
Big Country Wulf LLC	100%	Delaware
Chesapeake Data LLC	100%	Delaware
Flash Compute LLC	50.1%	Delaware
FS CS I LLC	50.1%	Delaware
Justified DataPower LLC	100%	Delaware
Kyalami Data LLC	100%	Delaware
Lake Hawkeye LLC	100%	Delaware
Lake Mariner Data LLC	100%	Delaware
La Lupa Data LLC	100%	Delaware
TeraCub Inc.	100%	Delaware
TeraLease LLC	100%	Delaware
TeraWulf Brookings LLC	100%	Delaware
TeraWulf Ploughwind LLC	100%	Delaware
TeraWulf (Thales) LLC	100%	Delaware
WULF Compute LLC	100%	Delaware
WULF Compute Lease LLC	100%	Delaware